                                 PROMISSORY NOTE

Amount: $1,948,066.00                                           December 5, 1995


     FOR VALUE RECEIVED, the undersigned (hereinafter together referred to as "Maker") jointly and severally promise to pay to the order of Beverly Health and Rehabilitation Services, Inc., a California corporation (hereinafter referred to as "Holder"), or its registered assigns, at 5111 Rogers Avenue, Suite 40-A in Fort Smith, Arkansas 72919-0155, or at such place or to such other party or parties as the Holder of this Note may from time to time designate, the principal sum of One Million, Nine Hundred Forty-Eight Thousand Sixty-Six and 00/100 Dollars ($1,948,066.00) with interest at the rate of 12% per annum accruing from October 1, 1995, on all sums at any time remaining unpaid. Principal payments in the amount of $250,000.00 each shall be due and payable on the tenth (10th) of each month hereafter comencing January 10, 1996, together with accrued interest until July 10, 1996 when the entire unpaid balance of principal together with accrued interest shall be due and payable.

     The occurrence of any of the following events shall constitute a default hereunder: (1) failure to pay (a) any installment or payment due hereunder within five (5) days after the same is due, (b) any insurance premiums or tax installment Maker is required to pay under, and within the time provided in, any mortgage securing the premises known as Bentley Gardens, Pond Point, Fairfield Manor and Country Manor located in Milford, West Haven, Norwalk and Prospect, Connecticut respectively, (c) any installment of principal or interest due on any obligation secured by said mortgages

     If default is made in the payment of the whole or any part of this Note when due, after fifteen (15) days written notice of such detault, then or at any time thereafter during the continuance of any such default, the entire principle of this Note remaining at the time unpaid, together with the accrued interest thereon, at the rate of 18% per annum, shall, at the election of the Holder hereof, without further notice to the Maker of such election and without further demand or presentment, become immediately due and payable at the place of payment aforesaid, and all costs and expenses of collection, including a reasonable attorney's fee, shall be added to and become part of the total indebtedness.

     In the event of any default, the failure of the Holder hereof to exercise promptly any of its rights hereunder shall not constitute a waiver of such rights while such default continues, nor a waiver of such rights in connection with any future default on the part of the Maker.

     The Maker, any endorsers or guarantors hereof, and all other parties who may become liable for all or any part of this Note, severally waive presentment for payment, protest and demand, and notice of protest, demand, dishonor and nonpayment, and hereby expressly consent to any such extension of time for payment or other indulgence and to any substitution, exchange or release of collateral granted by the Holdcr hereof, and to any number of renewals or extensions of the time of payment of this Note.

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     Notwithstanding any provision hereof, it is not intended by this Note to impose upon the Maker any obligation to pay interest in excess of the maximum rate of interest permitted by law, and any interest which so exceeds such maximum rate of interest shall automatically abate to the extent of such excess.

     This Note may be prepaid at any time without premium or penalty.

     This Note and liablity of all parties hereunder shall be governed by the laws of the State of Connecticut.

     This Note is given in connection with that certain Termination-Transition Agreement dated June 1, 1995 regarding the Fairfield Manor Healthcare Center, Bentley Gardens Healthcare Center, Pond Point Healthcare Center and Country Manor Healthcare Center.


                                                  "MAKER"

                                                  Jack Friedler
                                                  an individual

                                                  /s/ Jack Friedler
                                                  ------------------------------

Attest:                                           Lexington Health Care Group,
                                                  a Connecticut limited
                                                  liability corporation

/s/ Lassman                                       By: /s/  Jack Friedler
-------------------------                             --------------------------
SEAL
                                                  Title:    Manager
                                                        ------------------------

                     [LETTERHEAD OF BEVERLY ENTERPRISES]
                                November 28, 1995


Jack Friedler
Lexington Health Care Group, L.L.C.
35 Park Place
New Britain, Conn. 06052

     Re: Promissory Note for Beverly's receivables collected by Lexington at Fairfield, Bentley Gardens, Pond Point and Country Manor

Dear Jack:

     Enclosed you will find a revised Promissory Note which has been drafted in order to formalize our agreement that you are remit to Beverly all monies collected as of October 1, 1995, for Beverly's accounts receivable for the above-referenced facilities. Per your letter dated November 21, 1995, I have revised the original amount owed as of October 1, 1995, by subtracting from that original amount the $500,000.00 payment of October 25th, the $229,467.92 payment of November 21st and the utility adjustment of $10,196.66 from the original balance of $2,687,730.58. The new balance is $1,948,066.00. We reject your request for further adjustments for accrued vacation for employees at the facilities as we have already paid directly to the employees all vacation benefits due employees as of the effective date as set out in the Termination-Transition Agreement.

     We acknowledge receipt of your recent payments and are considering your request for payout. In the event that we agree to a payout we will modify this Note accordingly. However, it must be understood that we will only consider your request for payout so long as you execute this Note without further revision and return it to us no later that Wednesday, December 6, 1995. Be assured that this letter will be the last notice that you receive from us in this matter. In the event that you fail to act accordingly we shall no other choice but to instruct local counsel to file suit in order to recover our money.

                                   Sincerely,

                             /s/ David J. McDonough
                             -------------------------------
                                   David J. McDonough
                                   Attorney Transactions

cc:  James R. Pietrzak
     Brad McKown
     Edwin A. Lassman/860-278-2179